CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS

FOR THE QUARTER ENDED DECEMBER 31, 2006 AND DECLARES CASH DIVIDEND

HONOLULU, HAWAII, February 13, 2007 -- Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $1,114,000 ($0.13 per share – diluted) for the three months ended December 31, 2006, as compared to $6,340,000 ($0.73 per share – diluted) for the three months ended December 31, 2005.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings declined due to lower prices for all petroleum products and higher operating and depletion costs. Additionally, net earnings for the three months ended December 31, 2005 included deferred tax benefits of $2,170,000 and a $700,000 gain from the sale of a drill rig. There were no such benefits or gain on the sale of a drilling rig in this year’s quarter. Natural gas and oil revenues decreased $3,730,000, or 31%, for the three months ended December 31, 2006, as compared to the prior year’s comparable period due to lower prices, however, subsequent to December 31, 2006, market prices have increased.

“Our land segment reported an $850,000, or 31%, increase in revenues as Barnwell recognized net revenues of $3,552,000 related to development rights and Increment I, as compared to land segment net revenues of $2,702,000 during the same period of the prior year. Of these revenues, $2,292,000 relate to Kaupulehu Developments’, Barnwell’s 77.6% owned land development partnership, receipt of the sixth of ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu, in the North Kona district on the island of Hawaii and $1,260,000 relate to Kaupulehu Developments’ receipt of a $1,340,000 Increment I payment. Increment I is an area planned for approximately 80 single-family lots and a beach club on the portion of the property bordering the Pacific Ocean. There is no assurance the remaining options will be exercised, that any of the remaining lots will be sold or that further payments will be made to Kaupulehu Developments.

“The Company continues to pursue avenues for growth in opportunities at Kaupulehu and we are pleased to have reported that in this past quarter ended December 31, 2006, Barnwell invested $3,000,000 in two unrelated limited liability companies to acquire a passive minority interest in Hualalai Resort, which includes the Four Seasons Resort Hualalai at Historic Kaupulehu, two golf courses, undeveloped residential property, and vacant leasehold lands located upland of the Hualalai Resort. Hualalai Resort has been one of the most successful resort projects in the U.S. for over ten years and we are very pleased to be a participant.”

Continued From Page One

Barnwell Industries, Inc.

February 13, 2007

IMMEDIATE RELEASE

Page Two

Barnwell also announced today that its Board of Directors has declared a cash dividend of $0.05 per share, payable March 15, 2007, to stockholders of record on March 1, 2007.

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Quarter ended December 31,
	2006	2005

Revenues	$13,268,000	$17,601,000

Net earnings	$ 1,114,000	$ 6,340,000

Net earnings per share - basic	$ 0.14	$ 0.78
Net earnings per share - diluted	$ 0.13	$ 0.73

Weighted average shares
and equivalent shares outstanding:
Basic	8,169,060	8,169,060

Diluted	8,685,959	8,726,345